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[FIRST FINANCIAL CORPORATION LOGO]
         FIRST FINANCIAL                          NEWS RELEASE
           CORPORATION

ONE FIRST FINANCIAL PLAZA, TERRE HAUTE, INDIANA 47807 (812) 238-6000

FOR IMMEDIATE RELEASE                        For more information contact:
  February 2, 2005                           Michael A. Carty at (812) 238-6264

         First Financial Releases 2004 Earnings and 4th Quarter Results

     First Financial Corporation today announced the results of operations for the year ended December 31, 2004, reflecting net income of $28.0 million or $2.07 per share. This represents an increase over 2003 of 5.7% in net income and 6.1% in earnings per share. Dividends per share increased 12.9% over 2003 to $0.79 per share in 2004. The book value of the Corporation's stock increased 5.5% to $19.82 per share from the $18.80 per share reported on December 31, 2003.

     During 2004 the Corporation offset the impact of lower interest rates through increases in non-interest income. These increases in non-interest income, primarily in income on deposit accounts and gain on a life insurance benefit, amounted to $4.9 million. Non interest expenses increased at a modest 1.9% or $1.2 million during the year as the Corporation continued its effort to control expenses.

     Net interest income for the fourth quarter of 2004 was $18,669, 2.0% higher than the same quarter in 2003 and 4.6% higher than the third quarter of 2004. Should interest rates continue to rise we anticipate in 2005, the Corporation's net interest margin is likely to further improve. Net income for the fourth quarter of 2004 was $5.0 million compared



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to $6.8 million for the same period in 2003. During the fourth quarter of 2003, the Corporation benefited from a reduction in its provision for loan losses of $1.5 million as a result of successful restructuring of a large classified credit. That reduction together with the write-down in December, 2004 of a security that was determined to be other than temporarily impaired, were the primary reasons for lower fourth quarter net income.

     "Our success is a direct result of our employees and their dedication to our customers." said First Financial Corporation Chairman Donald E. Smith. "We are proud of their accomplishments."

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois; The Morris Plan Company of Terre Haute and Forrest Sherer, Inc. in Indiana; and First Crawford State Bank and First Community Bank N.A. in Illinois.

Statements in this press release that relate to future results and events (including statements about future financial and operating performance and levels of interest rates) are based on the Corporation's current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including general economic and business conditions; changes in interest rates; loss of deposits and loan demand to other financial institutions; substantial changes in financial markets; changes in real estate values and the real estate market; or regulatory changes. Additional discussion of these and other factors affecting the Corporation's business and prospects is contained in the Corporation's periodic filings with the Securities and Exchange Commission.



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                           FIRST FINANCIAL CORPORATION

         FOR THE QUARTER AND THE TWELVE MONTHS ENDING DECEMBER 31, 2004

               (Dollar amounts in thousands except per share data)

                                   12/31/04        12/31/03          CHANGE              % CHANGE

YEAR TO DATE INFORMATION:

Net Income                        $   28,009       $   26,493       $    1,516              5.72%
Earnings Per Average Share        $     2.07       $     1.95       $     0.12              6.15%
Return on Assets                        1.28%            1.21%            0.07%             5.79%
Return on Equity                       10.45%           10.57%           -0.12%            -1.14%
Net Interest Margin                     3.77%            4.02%           -0.25%            -6.22%
Net Interest Income               $   72,202       $   74,436       $   (2,234)            -3.00%
Non-Interest Income               $   35,754       $   30,819       $    4,935             16.01%
Non-Interest Expense              $   63,656       $   62,461       $    1,195              1.91%
Loan Loss Provision               $    8,292       $    7,455       $      837             11.23%
Net Charge Offs                   $    9,613       $    7,465       $    2.148             28.77%
Efficiency Ratio                       58.18%           56.00%            2.18%             3.89%


QUARTER TO DATE INFORMATION:

Net Income                        $    5,020       $    6,843       $   (1,823)           -26.64%
Earnings Per Average Share        $     0.37       $     0.50       $    (0.13)           -26.00%
Return on Assets                        0.92%            1.23%           -0.31%           -25.20%
Return on Equity                        7.09%           10.68%           -3.59%           -33.61%
Net Interest Margin                     3.77%            4.08%           -0.31%            -7.60%
Net Interest Income               $   18,669       $   18,298       $      371              2.03%
Non-Interest Income               $    6,663       $    7,920       $   (1,257)           -15.87%
Non Interest Expense              $   16,377       $   16,085       $      292              1.82%
Loan Loss Provision               $    2,223       $      607       $    1,616            266.23%
Net Charge Offs                   $    5,011       $    2,106       $    2,905            137.94%
Efficiency Ratio                       61.32%           58.02%            3.30%             5.69%


BALANCE SHEET:

Assets                            $2,183,992       $2,223,057       $  (39,065)            -1.76%
Deposits                          $1,443,121       $1,479,347       $  (36,226)            -2.45%
Loans                             $1,463,871       $1,429,525       $   34,346              2.40%
Shareholders' Equity              $  268,335       $  255,279       $   13,056              5.11%
Book Value Per Share              $    19.82       $    18.80       $     1.02              5.45%
Average Assets                     2,192,168        2,192,985       $     (817)            -0.04%
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